Exhibit 23.1

REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The audits referred to in our report dated January 25, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the annual report on Form 10-K of Corio, Inc. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

We consent to incorporation by reference in the Form S-8 (No. 333-45948), Form S-8 (No. 333-63322), and Form S-8 (No. 333-81600) of Corio, Inc. of our report dated January 25, 2002, relating to the balance sheets of Corio, Inc. as of December 31, 2000 and 2001, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001 and related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Corio, Inc.

KPMG LLP

Mountain View, California
March 25, 2002